UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 21, 2006

WINN-DIXIE STORES, INC.

(Exact name of registrant as specified in its charter)

Florida	1-3657	59-0514290
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5050 Edgewood Court, Jacksonville, Florida	32254-3699
(Address of principal executive offices)	(Zip Code)

(904) 783-5000

(Registrant’s telephone number, including area code)

Unchanged

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

On February 21, 2005 (the “Petition Date”), Winn-Dixie Stores, Inc. (the “Company”) and 23 of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws (“Chapter 11” or “Bankruptcy Code”) in the United States Bankruptcy Court. WIN General Insurance, Inc., a subsidiary of the Company, did not file a petition under Chapter 11 of the Bankruptcy Code.

On June 29, 2006, the Debtors filed with the Bankruptcy Court a proposed plan of reorganization and accompanying disclosure statement. A hearing on the adequacy of the disclosure statement was scheduled for August 4, 2006. The proposed plan and disclosure statement were updated and refiled on August 2, 2006, to address objections to the disclosure statement. With certain additional changes to the disclosure statement and plan, the Bankruptcy Court approved the disclosure statement on August 4, 2006, and authorized the Debtors to begin the process of soliciting votes on the plan. With a final disclosure statement and plan dated August 9, 2006, the solicitation process began on or before August 15, 2006, and continued through the court-established deadline on September 25, 2006. On October 10, 2006, the Debtors filed a modification to the plan, making certain immaterial modifications to the plan to address objections to confirmation of the plan (such plan, as modified, the “Plan”). The hearing to consider confirmation of the Plan was held on October 13, 2006. An order confirming the Plan was entered on November 9, 2006. On November 21, 2006 (the “Effective Date”), the Plan became effective and was substantially consummated, whereupon the Debtors emerged from chapter 11. Unless otherwise noted, the events described below occurred on the Effective Date as a result of the consummation of the Plan.

Item 1.02 Termination of a Material Definitive Agreement

Pursuant to the Plan, on the Effective Date, the Company and certain of its subsidiaries entered into the Credit Agreement, as described in Item 2.03 below. The $800.0 million Debtor-In-Possession Credit Facility, dated as of February 23, 2005, as amended (the “DIP Facility”), by and among Winn-Dixie Stores, Inc, and certain of its subsidiaries, Wachovia Bank, National Association and each of the Lenders from time to time parties thereto, was terminated.

Pursuant to the Plan, as of the Effective Date, the Indenture dated as of December 26, 2000 (as amended, supplemented, or otherwise modified) between the Company, as issuer, certain subsidiaries of the Company, as guarantors, and Wilmington Trust Company, as trustee, was terminated and is of no further force or effect, except to carry out certain limited purposes under the Plan in connection with distributions to the holders of notes issued under the Indenture as described in Item 3.03 below, payment of the trustee’s fees and with respect to the trustee’s rights to indemnification under the Indenture.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Exit Financing Transaction

On the Effective Date, the Company and certain of its subsidiaries (the “Borrowers”) entered into an Amended and Restated Credit Agreement (“Credit Agreement”) with various financial institutions and other parties as the lenders (“Lenders”) and Wachovia Bank, National Association, as the administrative agent and collateral agent for the Lenders, providing for a $725.0 million senior secured revolving credit facility, of which up to a maximum of $300.0 million may be utilized for letters of credit. Under the Credit Agreement, the Borrowers are able to borrow from time to time in an aggregate amount equal to the lesser of $725.0 million and a borrowing base comprised of eligible accounts receivable, eligible pharmacy scripts, eligible inventory and certain real estate, reduced by certain reserves, all as specified in the Credit Agreement. The Credit Agreement has a five year term and matures in November 2011, at which time all principal amounts outstanding under the Credit Agreement will be due and payable. Borrowings under the

Credit Agreement bear interest at a rate equal to either a base rate or LIBOR, at the Borrowers’ option, plus a specified variable percentage determined by reference to the then remaining borrowing availability under the Credit Agreement. The Credit Agreement may, subject to certain conditions and to commitments from new or existing lenders, be increased up to $100 million at the request of the Borrowers.

Amounts owed under the Credit Agreement may be accelerated upon the occurrence of various events of default set forth in the Credit Agreement, including, without limitation, the failure to make principal or interest payments when due and breaches of covenants, representations and warranties set forth in the Credit Agreement. The Credit Agreement is secured by a first priority lien upon substantially all of the assets of the Borrowers and the direct or indirect U.S. subsidiaries of the Company (other than WIN General Insurance, Inc. and three inactive subsidiaries to be dissolved). The Credit Agreement places restrictions on the ability of the Borrowers to, among other things, incur debt, create liens, make investments, pay dividends, sell assets, undertake transactions with affiliates and enter into unrelated lines of business.

The proceeds of the Credit Agreement may be used for working capital and general corporate purposes. As of the Effective Date, existing letters of credit under the DIP Facility in the approximate amount of $239.0 million were rolled over as letters of credit under the Credit Agreement. Other than the letters of credit, there were no material borrowings under the Credit Agreement on the Effective Date.

This description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

Under the Plan, up to 54,000,000 shares of newly issued common stock, par value $0.001 per share (“Common Stock”), are to be distributed to certain holders of allowed unsecured claims, inclusive of shares that are to be issued to a reserve for disputed unsecured claims (or for further distributions to holders of allowed unsecured claims to the extent such reserves are not used for the currently disputed unsecured claims). The Company relied on Section 1145(a)(1) of the U.S. Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of the Company’s Common Stock to the unsecured creditors.

Section 1145(a)(1) of the Bankruptcy Code generally exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:

•	the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan of reorganization with the debtor or of a successor to the debtor under the plan of reorganization;

•	the recipients of the securities must hold claims against or interests in the debtor; and

•	the securities must be issued in exchange, or principally in exchange, for the recipient’s claim against or interest in the debtor.

Item 3.03 Material Modification to Rights of Security Holders

Pursuant to the Plan, on the Effective Date:

•	all shares of the Company’s common stock, par value $1.00, issued and outstanding immediately prior to the Effective Date were cancelled without consideration, and holders of such common stock will receive no distribution under the Plan;

•	the Company’s certificate of incorporation in effect immediately prior to the Effective Date was amended and restated in its entirety, as described in the Company’s Form 8-A/A filed on November 21, 2006 and such description is incorporated by reference herein;

•	new shares of Common Stock are to be distributed as described in Item 3.02 above; and

•	the Company’s 8.875% senior notes due 2008 in the aggregate principal amount of $300,000,000, guaranteed by certain of the Company’s subsidiaries, were extinguished, cancelled and are of no further force or effect, except to continue in effect solely for the purposes of allowing the holders thereof to receive distributions provided under the Plan and related matters. The related Indenture was terminated as described in Item 1.02 above.

Item 5.01 Changes in Control of the Registrant

Pursuant to the Plan, all shares of the Company’s common stock issued and outstanding immediately prior to the Effective Date were cancelled upon emergence from the Chapter 11 proceedings. As contemplated by the Plan, former stockholders of the Company will receive no distributions of Common Stock or other consideration. Under the Plan, unsecured creditors of the Company will receive 54,000,000 shares of newly issued Common Stock, which will constitute all of the outstanding equity of the Company other than approximately 6 million additional shares reserved for issuance under an equity incentive plan, and subject to future issuances of Common Stock. As a result of the emergence from Chapter 11, the identity of a majority of the directors on the Company’s Board has changed as described in Item 5.02 below.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective November 21, 2006, the following directors were deemed to have resigned from the Company’s Board of Directors as provided in the Plan: John E. Anderson, T. Wayne Davis, Edward W. Mehrer, Jr., Julia B. North, Carleton T. Rider, H. Jay Skelton, Charles P. Stephens and Ronald Townsend.

(c) Effective November 21, 2006, in connection with the Company’s emergence from Chapter 11, the following individuals began serving on the Company’s Board of Directors as provided in the Plan: Evelyn V. Follit, Charles P. Garcia, Jeffrey C. Girard, Yvonne R. Jackson, Gregory P. Josefowicz, Terry Peets and Richard E. Rivera. In addition, Peter L. Lynch, the Company’s President and Chief Executive Officer, is remaining on the Board and serving as Chairman of the Board. There is currently one vacancy on the Board.

Committee Memberships

The following directors will be members of the Audit Committee of the Board of Directors of the Company: Evelyn V. Follit, Jeffrey C. Girard and Gregory P. Josefowicz.

The following directors will be members of the Compensation Committee of the Board of Directors of the Company: Yvonne R. Jackson, Terry Peets and Richard E. Rivera.

The following directors will be members of the Nominating and Governance Committee of the Board of Directors of the Company: Charles P. Garcia and Terry Peets.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with its emergence from Chapter 11, the Company adopted Amended and Restated Articles of Incorporation and Amended and Restated By-laws that were effective on November 21, 2006. The material terms are described in the Company’s Form 8-A/A filed on November 21, 2006, and such description is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1	Amended and Restated Certificate of Incorporation of Winn-Dixie Stores, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-A/A, filed on November 21, 2006)

3.2	Amended and Restated By-laws of Winn-Dixie Stores, Inc. (incorporated by reference to Exhibit 3.2 to Form 8-A/A, filed on November 21, 2006)

10.1	Amended and Restated Credit Agreement, dated November 21, 2006, among Winn-Dixie Stores, Inc. and Certain of its Subsidiaries, as Borrowers, Various Financial Institutions and Other Persons from Time to Time Parties thereto, as Lenders, and Wachovia Bank, National Association, as the Administrative Agent and Collateral Agent for the Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2006	Winn-Dixie Stores, Inc.

	By:	/s/ Peter L. Lynch
Peter L. Lynch
President and Chief Executive Officer